Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of POZEN Inc. for the registration of 8,540,000 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the financial statements of POZEN Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 2, 2004